                                   Exhibit 12

                         Continental Global Group, Inc.
                Computation of Ratio of Earnings to Fixed Charges

                        (In thousands, except for ratios)




                                                                         Years ended December 31
                                               ----------------------------------------------------------------------------
                                                     2000            1999            1998           1997            1996
Computation of Earnings:
Income (loss) before extraordinary item and
   income taxes                                  $ (11,200)      $  (8,728)       $   1,302       $   8,181       $   8,940
Add:
   Interest expense                                  15,826 (1)     15,225  (1)      14,658 (1)      12,308 (2)       2,889
   Amortization of deferred financing costs              -               -                -               -              27
   Portion of rent expense representative of
     an interest factor                                 691            815              800             523             407
                                               -----------------------------------------------------------------------------

Earnings                                          $   5,317      $   7,312         $ 16,760        $ 21,012        $ 12,263
                                               =============================================================================

Computation of Fixed Charges:
   Interest expense                              $   15,826       $ 15,225         $ 14,658        $ 12,308       $   2,889
   Amortization of deferred financing costs               -              -                -               -              27
   Portion of rent expense representative of
     an interest factor                                 691            815              800             523             407
                                               -----------------------------------------------------------------------------

Fixed Charges                                    $   16,517       $ 16,040         $ 15,458        $ 12,831       $   3,323
                                               =============================================================================

Ratio of Earnings to Fixed Charges                        -  (3)         -  (4)        1.08            1.64            3.69
                                               =============================================================================

(1) Amortization of deferred financing costs of $520 is included in 2000, 1999, and 1998 interest expense.

(2) Amortization of deferred financing costs of $390 is included in 1997 interest expense.

(3) Earnings were inadequate to cover fixed charges in the year ended December 31, 2000 by $11,200.

(4) Earnings were inadequate to cover fixed charges in the year ended December 31, 1999 by $8,728.